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                                                                   Exhibit 10.29

[_________], 2002

To the Board of Directors of
Oplink Communications, Inc.

Re:  Stock Option Amendment

Dear Board Member:

     This letter memorializes the amendment ("Amendment"), unanimously approved by the Board of Directors (the "Board") of Oplink Communications, Inc. (the "Company") on [________], 2002, to each of the outstanding options held by the members of the Board to purchase shares of the Company's common stock. As a result of the Amendment, all of your outstanding Company stock options (your "Options") shall provide as follows:

     1. Notwithstanding anything to the contrary in Section 9(b) of the Company's 1995 Stock Option Plan, Section 9(b) of the Company's 1998 Stock Option Plan or Section 6(h) of the Company's 2000 Equity Incentive Plan, as applicable, the exercise period under your Options shall be extended as follows:

          (a) You shall be entitled to exercise your Options (to the extent that you were entitled to exercise such option as of the date of your termination with the Company) until the second anniversary of the date you cease providing services in any and all capacities to the Company.

          (b) In the event the Merger (as defined below) with Avanex Corporation ("Avanex") is effectuated, you shall also be entitled to the following:

               (i) Your Options shall be assumed by (or a substitute option provided by) Avanex;

               (ii) Avanex shall be included within the term "Company" for the purposes of applying the provisions of your Options. Accordingly, for example, if you become a director, employee, officer or consultant of Avanex immediately following the Merger, such service for Avanex shall be included with the term "Continuous Service" for the purposes of applying the provisions of your Options granted pursuant to the Company's 2000 Equity Incentive Plan; and

               (iii) Your Options shall remain exercisable until the later of
(X) the date determined in accordance with paragraph (a) above and (Y) the fifth anniversary of the date of the closing of the Merger.

          (c) Notwithstanding the foregoing, in no event shall your Options be exercised after the expiration of the term of each respective Option as set forth therein. If you do not exercise your Option(s) within the applicable time period, the Option(s) shall terminate.


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     2.   For purposes of the Amendment, the "Merger" shall be defined as set forth in that certain Agreement and Plan of Reorganization, dated as of [______], 2002, by and among Avanex, Pearl Acquisition Corporation and the Company.

     3. The Amendment (and your Options) shall be binding on the successors of the Company, including, without limitation, Avanex following the Merger and any successor of Avanex following a subsequent acquisition of Avanex however effectuated. In addition, your Options shall be assumed by (or a substitute option provided by) any successor company (including for this purpose any acquiring company) to the Company, or Avanex following the Merger, if any Company stock option or Avanex stock option held by an employee of the Company or Avanex is assumed by (or substituted for by) the successor (or acquiring) company.

     4. All other provisions of your Options shall remain in effect and are not modified by the Amendment.

     Please acknowledge your receipt and understanding of this letter, and acceptance of the described change to your Options, by signing one copy of this letter and returning it to me. Please keep the enclosed copy of this letter for your records.

Sincerely,



Bruce Horn
Chief Financial Officer


ACKNOWLEDGED:

Signature:
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Print Name:
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